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                                                                    EXHIBIT 10.3

                               THIRD AMENDMENT TO
                          McCLELLAN PARK STANDARD FORM
                             GROSS LEASE AGREEMENT

      This Third Amendment to McClellan Park Standard Form Gross Lease Agreement ("THIRD AMENDMENT"), dated for reference purposes as June 20,2005, is entered into between MP HOLDINGS, LLC, a California limited liability company ("LANDLORD") and JSI MICROELECTRONICS, INC., a California corporation ("TENANT"). In the event of any inconsistencies between the terms of this Third Amendment and the terms of the Lease (as defined below), the terms and conditions of this Third Amendment shall govern and control.

                                    RECITALS

      A. Landlord and Tenant have entered into that certain McClellan Park Standard Form Gross Lease Agreement, dated April 12, 2000, as amended by that certain First Amendment, dated April 29,2002, as further amended by that certain Second Amendment, dated July 14, 2004 (collectively, "LEASE"), for the lease of that certain real property ("PREMISES") at McClellan Park, which Property is more particularly described in the Lease.

      B. Landlord and Tenant now desire to amend the Lease in accordance with the terms and conditions of this Third Amendment.

      NOW, THEREFORE, in consideration of the foregoing Recitals, and the mutual covenants contained herein, the parties agree as follows:

                                    AGREEMENT

      1. Definitions. Unless otherwise defined herein, all capitalized terms used in this Third Amendment shall have the same meaning as defined in the Lease.

      2. Effective Date. This Third Amendment shall be effective as of the date upon which the last party hereto executes this Third Amendment.

      3. Amended Term Expiration Date. The Extended Term Expiration Date, as defined in the Second Amendment, is extended from "May 31, 2006" to "May 31,2008" ("AMENDED TERM").

      4. Definition of Premises. As of the "New Premises Commencement Date," the definition of Premises shall be defined as: (i) approximately seventy-two hundred (7,200) rentable square feet within Building 618 ("NEW PREMISES"), and
(ii) approximately five hundred two (502) rentable square feet within Building 618 (such space is currently occupied by Tenant and is defined in the First Amendment to the Lease as "Expansion Space" (collectively, "REVISED PREMISES"), The Revised "Premises" are more particularly defined on Exhibit A attached hereto and incorporated herein. As of the New Premises Commencement Date, Tenant shall relinquish possession of approximately two thousand five hundred sixty-seven (2,567)

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rentable square feet within Building 618 ("RELINQUISHED SPACE"), which is more particularly described on Exhibits attached hereto and incorporated herein.

      5. Term of Revised Premises. Landlord shall improve the New Premises in accordance with the "'Work Letter Agreement" attached hereto and incorporated herein as Exhibit C, subject to delays caused by Force Majeure Events (as further defined in the Lease), however; the New Premises Commencement Date shall be extended accordingly. The date which Landlord Substantially Completes the New Premises (which is anticipated to be October 31, 2005), subject to Punchlist Matters, is referred to as the ("NEW PREMISES COMMENCEMENT DATE"). The parties agree that if Landlord shall be unable to Substantially Complete the Premises by October 31, 2005, this Lease shall not be void or voidable, nor shall Landlord be liable to Tenant for any loss or damage resulting therefrom.

      6. Permitted Use of Revised Premises. Tenant's use of the New Premises shall be limited to the Permitted Use set forth in the Lease, as amended.

      7. Amended Base Rent. Subject to the provisions of the Lease, as amended, Base Rent under Section 4 of the Second Amendment shall be deleted in its entirety and replaced with the following language:

            (a) New Premises Base Rent. Effective on the New Premises Commencement Date, Base Rent for the New Premises shall be the sum of Nine Thousand Three Hundred Sixty and No/lOOths Dollars ($9,360,00) per month for months one (1) through twelve (12) Following the New Premises Commencement Date.

            (b) Expansion Space Base Rent. Effective June 1,2004, Base Rent for the Expansion Space shall be the sum of Six Hundred Eighteen and No/l00ths Dollars ($618.00) per month for months one (1) through twelve (12) following June 1,2004.

            (c) Total Base Rent. Total Base Rent shall be comprised of (i) the New Premises Base Rent and (ii) the Expansion Space Base Rent which equals the sum of Nine Thousand Nine Hundred Seventy-Eight and No/l00ths Dollars ($9,978,00) ("TOTAL BASE RENT FOR THE EXTENDED TERM").

            (d) Commencing on the first (1st) day of the thirteenth (13th) month following (i) the New Premises Commencement Date and (ii) June 1, 2004, respectively, and on each respective annual anniversary thereafter, the Total Base Rent for the Extended Term shall be increased by the amount of Three Percent (3%) of the Base Rent then in effect.

      8. Right of First Refusal to Lease. Any time during the Term, Landlord shall notify Tenant in writing ("INTERESTED PARTY NOTICE") of any third party ("INTERESTED PARTY") who expresses a bona fide offer in the leasing of the remaining two thousand five hundred twenty (2,520) rentable square feet of office space within the Additional Expansion Premises of Building 618 ("FIRST REFUSAL SPACE"), which is more particularly described as Exhibit D attached hereto, as evidenced by a proposed letter of intent, or similar document, submitted to Landlord by the Interested Party, which Landlord is willing to accept. For a period of five (5) business days following Tenant's receipt of the Interested Party Notice, Tenant shall have the right ("FIRST RIGHT OF REFUSAL TO LEASE") to lease the First Refusal Space identified in the

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Interested Party Notice by providing Landlord with written notice of such election ("ELECTION NOTICE"). The failure of Tenant to deliver the Election Notice to Landlord within such time period shall be deemed Tenant's waiver of the First Right of Refusal to Lease and Landlord shall be free to lease the First Refusal Space identified in the Interested Party Notice; provided, however, if Landlord has not entered into a lease transaction with the Interested Party which is materially consistent with the provisions of the Interested Party Notice (a lease rate adjustment of less than 10.00% shall not be deemed material) within two hundred forty (240) days following Tenant's receipt of the Interested Party Notice, the provisions of this Section 7 shall apply to any subsequent bona fide offer for lease of the First Refusal Space which Landlord is willing to accept. In the event that Tenant delivers the Election Notice to Landlord, Tenant and Landlord shall enter into a new lease agreement prepared by Landlord, upon the exact terms and conditions set forth in the Interested Party Notice within thirty (30) days following Landlord's receipt of the Election Notice. Notwithstanding the foregoing, in the event that Tenant is in default at the time of the delivery of the Election Notice to Landlord, the Election Notice shall be deemed null and void at Landlord's election. Upon the sale of the Premises by Landlord to an unaffiliated third party, the provisions of this Section 7 shall become null and void.

      9. Parking. Subject to the provisions in the Lease, Tenant, upon the New Premises Commencement Date, shall have the non-exclusive right to use an additional twenty-eight (28) parking spaces, as more particularly set forth in Exhibit E attached hereto and incorporated herein.

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      10. Additional Rent. Landlord and Tenant acknowledge and agree that the provisions set forth in this Section 10 are added to the Lease as of the Effective Date.

            (a) Definitions.

                  (i) "BASE YEAR" shall mean calendar year 2005.

                  (ii) "ADDITIONAL RENT" shall mean Tenant's Share of the Project Expenses

                  (iii) "COMMON EXPENSES" shall mean the aggregate amount of the total costs and expenses paid or incurred by Landlord in any way connected with or related to the operation, repair, replacement, refurbishment, providing utilities, and maintenance of the Common Areas, the Buildings and the Property. Such costs include managerial fees (not to exceed five percent (5.00)% of the gross rental income from the Property) and administrative expenses related to the Property (not exceed ten percent (10.00%) of the Common Expenses). The computation of Common Expenses shall be made in accordance with generally accepted accounting principles. The Project Expenses that vary with occupancy and that are attributable to any Computation Year in which less than ninety-five percent (95%) of the rentable area of the Building is occupied by tenants will be adjusted by Landlord to the amount that Landlord reasonably believes they would have been if ninety-five percent (95%) of the rentable area of the Building had been occupied. Landlord, from time to time, shall have the right, for the purpose of calculating Common Expenses to increase/decrease the "COMMON AREAS" and "PROPERTY" to include/exclude certain designated areas within McClellan.

                  (iv) "COMPUTATION YEAR" shall mean each twelve (12) consecutive month period commencing January 1 of each year during the Term, provided that Landlord, upon notice to Tenant, may change the Computation Year from time to time to any other twelve (12) consecutive month period and, in the event of any such change, Tenant's Share of Project Expenses shall be equitably adjusted for the Computation Years involved in any such change.

                  (v) "INSURANCE EXPENSES" shall mean the aggregate amount of the cost of fire, extended coverage, boiler, sprinkler, public liability, property damage, rent, earthquake and other insurance obtained by Landlord in connection with the Property, including insurance required pursuant to the provisions in the Lease, including, but not limited to Section 14, and the deductible portion of any insured loss otherwise covered by such insurance.

                  (vi) "PROJECT EXPENSES" shall mean and include Taxes, Insurance, Expenses and Common Expenses.

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                  (vii) "RENT" OR "RENT" shall mean the total of all sums due to
Landlord from Tenant hereunder, including but not limited to Base Rent, Additional Rent, Utilities, and all other fees and charges owed to Landlord as well as all damages, costs, expenses, and sums that Landlord may suffer or incur, or that may become due, by reason of any default of Tenant or failure by Tenant to comply with the terms and conditions of this Lease, and, in the event of nonpayment, Landlord shall have all the rights and remedies as herein provided for failure to pay rent. Expenses shall be adjusted to reflect a ninety-five percent (95.00%) occupancy of the Property during any period in which the Property is not at least ninety-five percent (95.00%) occupied.

                  (VIII) "RENTABLE AREA OF THE BUILDING" shall mean 72,000 agreed rentable square feet, which measurement is binding and conclusive upon the parties. Landlord, from time to time, shall have the right to (i) increase/decrease the number of Buildings within MeClellan utilized in arriving at the square footage calculation set forth in this Section, or (ii) segregate McClellan into separate districts based upon building type (the square footage of each district would thereafter be the denominator for determining Tenant's Share), following which Tenant's Share shall be recalculated.

                  (ix) "RENTABLE AREA OF THE PREMISES" shall mean 7,702 agreed rentable square feet.

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                  (x) "TAXES" shall mean all taxes, assessments and charges
levied upon or with respect to the Property or any personal property of Landlord used in the operation thereof, or Landlord's interest in the Property or such personal property. Taxes shall include, without limitation, all general real property taxes and general and special assessments, occupancy taxes, commercial rental taxes, charges, fees or assessments for transit, housing, police, fire or other governmental services or purported benefits to the Property, service payments in lieu of taxes, and any tax, fee or excise on the act of entering into any lease for space in the Property, or on the use or occupancy of the Property or any part thereof, or on the rent payable under any lease or in connection with the business of renting space in the Property that are now or hereafter levied or assessed against Landlord by the United States of America, the state in which the Property is located, or any political subdivision, public corporation, district or other political or public entity, whether due to increased rate and/or valuation, additional improvements, change of ownerships, or any other events or circumstances, and shall also include any other tax, fee or other excise, however described, that may be levied or assessed as a substitute for or as an addition to, as a whole or in part, any other Taxes whether or not now customary or in the contemplation of the parties on the date of this Lease. Any assessments imposed under any covenants, conditions and/or restrictions encumbering, presently or in the future, the Property shall be within such definition of Taxes. Taxes shall not include franchise, transfer, inheritance or capital stock taxes or income taxes measured by the net income of Landlord from all sources unless, due to a change in the method of taxation, any of such taxes is levied or assessed against Landlord as a substitute for or as an addition to, as a whole or in part, any other tax that would otherwise constitute a Tax. Taxes shall also include reasonable legal fees, costs and disbursements incurred in connection with proceedings to contest, determine or reduce Taxes. If any Taxes are specially assessed by reason of the occupancy or activities of one or more tenants and not the occupancy or activities of the Tenants as a whole, such Taxes shall be allocated by Landlord to the tenant or tenants whose occupancy or activities brought about such assessment. Tenant shall participate in any infrastructure financing plan for McClellan that may be adopted by the Board of Supervisors of Sacramento County, including, but not limited to, Sacramento County Ordinance No. SZC 97-0027, for the purposes of constructing, upgrading, operating or maintaining public infrastructure, which may include, but not be limited to, roadways, water supply, sanitary sewers, drainage, fire protection, landscape and lighting, and transit facilities. At the time such financing plan is adopted and enacted by the Board of Supervisors of Sacramento County, all payment obligations resulting therefrom shall be within the definition of Taxes.

                  (xi) "TENANT'S SHARE" is determined by dividing the Rentable Area of the Premises by the Rentable Area of the Buildings. Tenant acknowledges that certain Project Expenses apply to the entirety of MeClellan (e.g. common area landscaping costs, utilities for Common Areas, security, etc.). In this regard, such McClellan-wide Project Expenses shall be allocated to the Premises on the basis of the rentable square footage of the Premises divided by the rentable square footage of leaseable space-within MeClellan (unless any tenant(s) use of its premises requires an increased allocation, and/or a separate allocation due to location and nexus to an expense and/or service incurred, as reasonably determined by Landlord) (Landlord shall not recover more than one hundred percent (100.00%) of such costs incurred by Landlord). In the event that either the Rentable Area of the Premises or the Rentable Area of the Building are changed, Tenant's Share will be appropriately adjusted by Landlord. For purposes of the Computation Year in which such change occurs, Tenant's Share shall be determined on the basis of the number of days during such Computation Year at each such percentage.

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            (b) Recovery of Expense. Tenant's Share of Project Expenses shall be payable by Tenant to Landlord as follows:

                  (i) Beginning with the Computation Year following the Base Year and for each Computation Year thereafter, Tenant shall pay Landlord an amount equal to Tenant's Share of the Project Expenses incurred by Landlord in the Computation Year which exceeds the total amount of Project Expenses payable by Landlord for the Base Year. This excess is referred to as the "EXCESS EXPENSES."

                  (ii) To provide for current payments of Excess Expenses, Tenant shall, at Landlord's request, pay as additional rent during each Computation Year, an amount equal to Tenant's Share of the Excess Expenses payable during such Computation Year, as estimated by Landlord from time to time. Such payments shall be made in monthly installments, commencing on the first day of the month following the month in which Landlord notifies Tenant of the amount it is to pay hereunder and continuing until the first day of the month following the month in which Landlord gives Tenant a new notice of estimated Excess Expenses. It is the intention, hereunder to estimate from time to time the amount of the Excess Expenses for each Computation Year, including the Computation Year immediately following the Base Year, and Tenant's Share thereof, and then to make an adjustment in the following year based on the actual Excess Expenses incurred for that Computation Year.

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                  (iii) On or before April 1 of each Computation Year after the
Base Year (or as soon thereafter as is practical), Landlord shall deliver to Tenant a statement ("EXPENSE STATEMENT") setting forth Tenant's Share of the Excess Expenses for the preceding Computation Year; provided, however, that the failure of Landlord to supply such statement shall not constitute a waiver of Landlord's rights to collect for such Excess Expenses. If Tenant's Share of the actual Excess Expenses for the previous Computation Year exceeds the total of the estimated monthly payments made by Tenant for such year, Tenant shall pay Landlord the amount of the deficiency within thirty (30) days of the receipt of the statement. If such total exceeds Tenant's Share of the actual Excess Expenses for such Computation Year, then Landlord shall credit against Tenant's next ensuing monthly installment(s) of Excess Expense an amount equal to the difference until the credit is exhausted. If a credit is due from Landlord on the Expiration Date, Landlord shall pay Tenant the amount of the credit. The obligations of Tenant and Landlord to make payments required under this Section shall survive the expiration date of the Term. Tenant's Share of Excess Expenses in any Computation Year having less than 365 days shall be appropriately prorated.

            (c) Allocated Expenses. Notwithstanding the calculation of Tenant's Share of Project Expenses, Landlord may specifically allocate certain Project Expenses to specific tenants, including Tenant, based upon the nexus of such specific expense or service incurred to such tenant's building(s) and/or operations(s), as reasonably determined by Landlord. Allocated Project Expenses shall be paid in full by the designated tenant utilizing the monthly payment process set forth in this Section 10. If a tenant is assessed an allocated Project Expense, such Tenant's obligation to pay its share of standard Project Expenses shall be equitably adjusted (in no event shall Landlord recover more than one hundred percent (100.00%) of Project Expenses incurred).

            (d) Disputes. If there is any dispute as to any Additional Rent due under this Section 10, for a period of six (6) months following Tenant's receipt of the actual Expense Statement, Tenant shall have the right, after reasonable notice and at reasonable times, to inspect Landlord's accounting records at Landlord's accounting office. If after such inspection Tenant still disputes such Additional Rent, upon Tenant's written request therefore, a certification as to the proper amount of Project Expenses and the amount due to or payable by Tenant shall be made by an independent accounting firm selected by Landlord and Tenant. If Landlord and Tenant are unable to agree upon an accounting firm, Landlord and Tenant shall each select an accounting firm and the two firms so selected shall select a third firm which shall make the certification requested hereunder. Tenant agrees to pay all costs and expenses incurred in connection with such certification. Such certification shall be final and conclusive as to all parties. Notwithstanding the foregoing, in no event shall Tenant be entitled to withhold payment of Additional Rent during the certification process and Tenant shall remain obligated to pay all Additional Rent due as otherwise set forth in this Lease. In the event Tenant shall prevail in the certification process, Landlord, at its election, shall either promptly refund any excess Additional Rent payments to Tenant or shall apply such excess as a credit against future Additional Rent due from Tenant.

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      11. Amortization of Tenant Improvements. In addition to, and concurrent with payments of Base Rent for months one (1) though thirty-six (36) following the New Premises Commencement Date, Tenant shall pay to Landlord, without notice, or demand and without abatement, deduction or offset, the amount of Six Thousand Four Hundred Fifty-Three and Forty-Four/100ths ($6,453.44) per month ("TI AMORTIZATION PAYMENT"), which amount is based upon Landlord's estimated cost to construct the Tenant Improvements for Building 618 (as set forth in the Schedules attached hereto as Exhibit F) in the amount of Two Hundred Thousand and No/100ths Dollars ($200,000.00). In the event Tenant requests Landlord to construct additional Tenant Improvements, the TI Amortization Payment shall be increased based upon the actual cost of the work, and amortized over the Term of this Lease at ten percent (10%) per annum. Landlord and Tenant shall approve any such increase in the TI Amortization Payment, in writing, as more particularly set forth in the Work Letter Agreement. Amounts payable under this Section are within the definition of Rent, and the failure to make such payment shall be deemed an Event of Default under the Lease. In such event, provided that such Event of Default results in a termination of the Lease, all amounts payable by Tenant under this Section for the remainder of the Term shall be accelerated and due in full at such time. Notwithstanding any other provisions of the Lease to the contrary, if the Lease is terminated for any reason, Tenant shall remain obligated to reimburse Landlord for the TI Amortization Payment funded by Landlord pursuant to this Section 11.

      12. Ratification. Except as modified by this Third Amendment, the Lease is ratified, affirmed, remains in full force and effect, and is incorporated herein by this reference.

      13. Authority. The undersigned hereby represent and warrant, each to the other, that (i) they have the legal right, power and authority to enter into this Third Amendment on behalf of the party for whom they are a signatory, and
(ii) the execution, delivery and performance of this Third Amendment has been duly authorized, and (iii) no other action is requisite to the valid and binding execution, delivery and performance of the Lease as modified by this Third Amendment.

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      14. Counterparts. This Third Amendment may be executed in multiple counterparts, each of which counterpart shall be deemed an original, but all of which, together, shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment as of the date set forth above.

LANDLORD:                                     TENANT:

MP HOLDINGS, LLC, a California limited        JSI MICROELECTRONICS, INC.,
liability company                             a California corporation

By: McClellan Business Park LLC, a
    Delaware limited liability company

                                              By: /s/ Larry R. Johnson
                                                 -------------------------

    By: LK McCLELLAN, LLC, a                  Title: President / General Manager
        California limited liability
        company
    Its: Member                               Date:7/7/05

    By: /s/ Larry D. Kelley
        --------------------
          Larry D. Kelley

Date: 7/18/05

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